UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 26, 2009

Great Spirits, Inc.

(Exact name of registrant as specified in its charter)

Colorado	0-52997	20-5572519

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3230 Fall Creek Highway, Suite 206, Granbury Texas	76049

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (817) 736-2900

215 N. Washington Street, Monte Vista, Colorado 81144

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

          This Current Report on Form 8-K being filed by Great Spirits, Inc., a Colorado corporation (the “Registrant”), relates to the change in control of the Registrant and the Registrant’s appointment of a new director to the Board of Directors (the “Board”) of the Registrant.

Item 5.01.	Changes in Control of Registrant

          On October 23, 2009, the Registrant entered into a Securities Purchase Agreement (the “Agreement”), dated as of October 20, 2009 (the “Closing”), with Brian Leftwich, Steven Free, and Jack Minter (collectively, the “Buyers”) and Dana Hyde and other sellers named therein (the “Sellers”), whereby the Sellers sold an aggregate of 7,998,020 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of the Registrant to the Buyers for cash consideration in the net aggregate amount of $190,000 (“Transaction”). The Shares include substantially all shares of Common Stock owned beneficially or of record by the Sellers, or issuable upon the exercise, conversion, or exchange of securities or obligations held by, or owed to, the Sellers.

          As a result of the Closing of the Transaction, Mr. Leftwich now owns 2,666,020 shares of Common Stock representing 32.3% of the outstanding Common Stock on a beneficial basis, and each of Messrs. Free and Minter now owns 2,666,000 shares of Common Stock representing 32.3% of the outstanding Common Stock on a beneficial basis.

          Before the Closing of the Transaction, the Board consisted of one member, Dana Hyde. In connection with the Transaction and pursuant to the Agreement, the director voted to expand the Board thereby creating one vacancy, to which vacancy Mr. Leftwich was appointed upon Closing, as more fully described in Section 5.02 hereto. Immediately following such appointment, Ms. Hyde resigned from all offices and other positions with the Registrant. Such resignation was not a result of any disagreement with Mr. Leftwich or the management of the Registrant.

          The description of the foregoing Transaction does not purport to be complete and is qualified in its entirety by the terms of the agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 5.02.	Departure of Directors or Principal Officers; Election or Appointment of Principal Officers

          Pursuant to the terms of the Agreement, at the Closing of the transactions contemplated by the Agreement, all officers of the Registrant resigned and the Board of the Registrant nominated and elected Mr. Brian Leftwich to fill the vacancy of the Registrant’s Board, effective October 23, 2009.

          Mr. Leftwich has worked in the financial markets for over 14 years. Mr. Leftwich founded Equity & Asset Solutions in August 2009 in order to capitalize upon opportunities to acquire distressed mortgages and properties from major financial institutions, and, since inception, has served as its Chief Executive Officer. From May 2006 to the present, Mr. Leftwich has also served as President and Chief Executive Officer of Dobyville Partners, doing business as Leftwich Investments, a private equity firm specializing in small to mid-sized companies. From April 2005 through May 2006, Mr. Leftwich served as an Investment Executive at Smith Barney, and served as an investment advisor at Charles Schwab from June 2000 through April 2005. Mr.

Leftwich has extensive experience in bonds, real estate, private equity holdings, REITS, life settlement options, equity derivatives and commodities. Mr. Leftwich also serves a co-manager of Imperial Investments Management, a hedge fund. Mr. Leftwich serves as a director for Hallmark Human Resources Inc., a professional employer organization, or PEO, and serves as Chairman of the Board of Destination Ministry Foundation, a non-profit foundation designed to help support and transform troubled teens into productive members of society.

Item 9.01.	Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits

	10.1	Form of Securities Purchase Agreement, dated as of October 20, 2009, among the Buyers identified therein, the Sellers identified therein, and Great Spirits, Inc.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

          Dated: October 26, 2009

GREAT SPIRITS, INC.

By:	/s/ Brian Leftwich

Name:	Brin Leftwich
Title:	Chief Executive Officer